Exhibit 15.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement No. 333-130688 on Form F-3 and No. 333-137655 on Form S-8 of Storm Cat Energy Corporation (“Storm Cat”) of information derived from our reports evaluating Storm Cat Energy Corporation’s petroleum and natural gas reserves, as of December 31, 2005, included in and incorporated by reference in the annual report on Form 20-F/A of Storm Cat and its subsidiaries filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. Scott Rees III
C.H. (Scott) Rees III
President and Chief Operating Officer

Dallas, Texas

December 19, 2006